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                                                                      EXHIBIT 99
FORWARD-LOOKING STATEMENTS

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, UGI Utilities, Inc. ("UGI Utilities" or the "Company"), is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.


RISK FACTORS

         The financial and operating performance of UGI Utilities is subject to risks and uncertainties, all of which are difficult to predict, and many of which are beyond the control of the Company's management. Forward-looking statements concerning the Company's performance may differ materially from actual results because of these risks and uncertainties. They include, but are not limited to:

              1.  Weather conditions;
              2. price and availability of all energy products, including natural gas, oil and electricity;
              3.  governmental legislation and regulations;
              4.  local economic conditions;
              5.  labor relations;
              6.  environmental claims;
              7.  competition from the same and alternative energy sources;
              8. operating hazards and other risks incidental to generating and distributing electricity and transporting, storing, and distributing natural gas;
              9.  energy efficiency and technology trends; and
             10.  interest rates.